Investors Bancorp, Inc. Announces Third Quarter Financial Results and Second
                            Share Repurchase Program

    SHORT HILLS, N.J., April 26 /PRNewswire-FirstCall/ -- Investors Bancorp, Inc. ("Company"), the holding company for Investors Savings Bank ("Bank"), reported today the results of its operations for the three and nine month periods ended March 31, 2007.

    Financial Highlights
    -- Net income was $3.0 million for the three months ended March 31, 2007 compared to net income of $7.7 million for the three months ended March 31, 2006. Net income for the nine months ended March 31, 2007 was $19.4 million compared to net income of $8.7 million for the nine months ended March 31, 2006.
    -- Basic and diluted earnings were $0.03 per share for the three months ended March 31, 2007, compared to basic and diluted earnings of $0.07 per share for the three months ended March 31, 2006. Basic and diluted earnings were $0.17 per share for the nine months ended March 31, 2007. Earning per share is not applicable for the nine months ended March 31, 2006 as the company completed its initial public offering on October 11, 2005.
    -- The Board of Directors of the Company approved a second share repurchase program which authorizes the repurchase of an additional 10% of the Company's outstanding shares of common stock.
    -- Net loans increased by $433.2 million, or 14.6%, to $3.39 billion at
       March 31, 2007 from $2.96 billion at June 30, 2006.
    -- Our securities portfolio decreased $437.3 million, or 19.1%, compared to
       June 30, 2006.
    -- Deposits increased $282.1 million, or 8.5%, from $3.30 billion at June
       30, 2006 to $3.58 billion at March 31, 2007.
    -- Borrowings decreased by $255.0 million, or 20.5%, compared to June 30,
       2006.
    -- We repurchased 4.9 million shares of our common stock since announcing our first share repurchase program on September 25, 2006, including 2.9 million shares during the three months ended March 31, 2007.

    Robert M. Cashill, the Company's President and CEO discussed the quarter's results. "The difficult interest rate environment continues to negatively impact our net interest margin and spread, which is reflected in this quarter's earnings. We are pleased, however, at the significant strides we've made in reducing borrowings and securities and increasing loans and deposits. We expect that this will have a positive effect on the Company's earnings when the interest rate environment improves."

    He went on to comment about the newly approved share repurchase program. "We are also pleased by the Board's recent decision to approve our second share repurchase program. It provides us with the flexibility we need to effectively manage our capital position and emphasizes our commitment to enhancing shareholder value."

    Comparison of Operating Results

    Interest and Dividend Income
    Total interest and dividend income increased by $7.4 million, or 11.9%, to $69.3 million for the three months ended March 31, 2007 from $61.9 million for the three months ended March 31, 2006. This increase is primarily due to a 37 basis point increase in the weighted average yield on interest-earning assets to 5.27% for the three months ended March 31, 2007 compared to 4.90% for the three months ended March 31, 2006. In addition, the average balance of interest-earning assets increased $211.5 million, or 4.2%, to $5.26 billion for the three months ended March 31, 2007 from $5.05 billion for the three months ended March 31, 2006.

    Interest income on loans increased by $12.7 million, or 38.3%, to $45.9 million for the three months ended March 31, 2007 from $33.2 million for the three months ended March 31, 2006, reflecting a $787.2 million, or 31.2%, increase in the average balance of net loans to $3.31 billion for the three months ended March 31, 2007 from $2.53 billion for the three months ended March 31, 2006. In addition, the average yield on net loans increased 29 basis points to 5.54% for the three months ended March 31, 2007 from 5.25% for the three months ended March 31, 2006.

    Interest income on all other interest-earning assets, excluding loans, decreased by $5.3 million, or 18.4%, to $23.4 million for the three months ended March 31, 2007 from $28.7 million for the three months ended March 31, 2006. This decrease reflected a $575.7 million decrease in the average balance of securities and other interest-earning assets, partially offset by a 26 basis point increase in the average yield on securities and other interest-earning assets to 4.82% for the three months ended March 31, 2007 from 4.56% for the three months ended March 31, 2006.

    Total interest and dividend income increased by $27.3 million, or 15.1%, to $208.3 million for the nine months ended March 31, 2007 from $181.0 million for the nine months ended March 31, 2006. This increase is primarily due to a 44 basis point increase in the weighted average yield on interest-earning assets to 5.18% for the nine months ended March 31, 2007 compared to 4.74% for the nine months ended March 31, 2006. In addition, the average balance of interest-earning assets increased $268.0 million, or 5.3%, to $5.36 billion for the nine months ended March 31, 2007 from $5.09 billion for the nine months ended March 31, 2006.

    Interest income on loans increased by $42.4 million, or 47.3%, to $131.9 million for the nine months ended March 31, 2007 from $89.6 million for the nine months ended March 31, 2006, reflecting a $893.9 million, or 38.7%, increase in the average balance of net loans to $3.20 billion for the nine months ended March 31, 2007 from $2.31 billion for the nine months ended March 31, 2006. In addition, the average yield on loans increased 32 basis points to 5.49% for the nine months ended March 31, 2007 from 5.17% for the nine months ended March 31, 2006.

    Interest income on all other interest-earning assets, excluding loans, decreased by $15.1 million, or 16.5%, to $76.4 million for the nine months ended March 31, 2007 from $91.5 million for the nine months ended March 31, 2006. This decrease reflected a $625.9 million decrease in the average balance of securities and other interest-earning assets, partially offset by a 34 basis point increase in the average yield on securities and other interest-earning assets to 4.73% for the nine months ended March 31, 2007 from 4.39% for the nine months ended March 31, 2006.

    Interest Expense
    Total interest expense increased by $13.1 million, or 38.0%, to $47.7 million for the three months ended March 31, 2007 from $34.5 million for the three months ended March 31, 2006. This increase was primarily due to a 101 basis point increase in the weighted average cost of total interest-bearing liabilities to 4.27% for the three months ended March 31, 2007 compared to 3.26% for the three months ended March 31, 2006. In addition, the average balance of total interest-bearing liabilities increased by $231.9 million, or 5.5%, to $4.47 billion for the three months ended March 31, 2007 from $4.24 billion for the three months ended March 31, 2006.

    Interest expense on interest-bearing deposits increased $11.3 million, or 46.5%, to $35.7 million for the three months ended March 31, 2007 from $24.3 million for the three months ended March 31, 2006. This increase was due to a 111 basis point increase in the average cost of interest-bearing deposits to 4.12% for the three months ended March 31, 2007 from 3.01% for the three months ended March 31, 2006. In addition, the average balance of interest-bearing deposits increased $228.7 million, or 7.1%, to $3.47 billion for the three months ended March 31, 2007 from $3.24 billion for the three months ended March 31, 2006.

    Interest expense on borrowed funds increased by $1.8 million, or 17.7%, to $12.0 million for the three months ended March 31, 2007 from $10.2 million for the three months ended March 31, 2006. This is primarily the result of the average cost of borrowed funds increasing by 71 basis points to 4.78% for the three months ended March 31, 2007 from 4.07% for the three months ended March 31, 2006. The average balance of borrowed funds remained relatively consistent at $1.00 billion for the three months ended March 31, 2007 and the three months ended March 31, 2006.

    Total interest expense increased by $41.9 million, or 41.3%, to $143.2 million for the nine months ended March 31, 2007 from $101.4 million for the nine months ended March 31, 2006. This increase was primarily due to a 118 basis point increase in the weighted average cost of total interest-bearing liabilities to 4.21% for the nine months ended March 31, 2007 compared to 3.03% for the nine months ended March 31, 2006. In addition, the average balance of total interest-bearing liabilities increased to $4.54 billion for the nine months ended March 31, 2007 from $4.46 billion for the nine months ended March 31, 2006.

    Interest expense on interest-bearing deposits increased $31.4 million, or 45.4%, to $100.5 million for the nine months ended March 31, 2007 from $69.1 million for the nine months ended March 31, 2006. This increase was due to a 122 basis point increase in the average cost of interest-bearing deposits to 3.97% for the nine months ended March 31, 2007 from 2.75% for the nine months ended March 31, 2006. In addition, the average balance of interest-bearing deposits increased $19.8 million, or 0.6%, to $3.37 billion for the nine months ended March 31, 2007 from $3.35 billion for the nine months ended March 31, 2006.

    Interest expense on borrowed funds increased by $10.5 million, or 32.6%, to $42.7 million for the nine months ended March 31, 2007 from $32.2 million for the nine months ended March 31, 2006. The average cost of borrowed funds increased by 101 basis points to 4.89% for the nine months ended March 31, 2007 from 3.88% for the nine months ended March 31, 2006. In addition, the average balance of borrowed funds increased by $57.5 million, or 5.2%, to $1.17 billion for the nine months ended March 31, 2007 from $1.11 billion for the nine months ended March 31, 2006.

    Net Interest Income
    Net interest income decreased by $5.7 million, or 21.0 %, to $21.6 million for the three months ended March 31, 2007 from $27.4 million for the three months ended March 31, 2006. This decrease was primarily attributed to the cost of interest-bearing liabilities increasing 101 basis points to 4.27% for the three months ended March 31, 2007 from 3.26% for the three months ended March 31, 2006. This was partially offset by a 37 basis point improvement in our yield on interest-earning assets to 5.27% for the three months ended March 31, 2007 from 4.90% for the three months ended March 31, 2006.

    Net interest income decreased by $14.6 million, or 18.3%, to $65.1 million for the nine months ended March 31, 2007 from $79.7 million for the nine months ended March 31, 2006. The decrease was caused primarily by our cost of interest-bearing liabilities increasing 118 basis points to 4.21% for the nine months ended March 31, 2007 from 3.03% for the nine months ended March 31, 2006. This was partially offset by a 44 basis point improvement in our yield on interest-earning assets to 5.18% for the nine months ended March 31, 2007 from 4.74% for the nine months ended March 31, 2006.

    Provision for Loan Losses
    Our provision for loan losses was $200,000 for the three month periods ended March 31, 2007 and March 31, 2006. There were no charge-offs for the three months ended March 31, 2007 compared to net charge-offs of $48,000 for the three months ended March 31, 2006.

    Our provision for loan losses was $525,000 for the nine month period ended March 31, 2007 compared to $400,000 for the nine months ended March 31, 2006. There were net charge-offs of $139,000 for the nine month period ended March 31, 2007 compared to net recoveries of $77,000 for the nine months ended March 31, 2006.

    The allowance for loan losses increased by $386,000 to $6.7 million at March 31, 2007 from $6.3 million at June 30, 2006. The allowance for loan losses reflects the inherent credit risk in our loan portfolio, the level of our non-performing loans and our charge-off experience.

    Total non-performing loans, defined as non-accruing loans, increased by $9.8 million to $13.1 million at March 31, 2007 from $3.3 million at June 30, 2006. This increase is primarily attributable to two residential construction loans to a New Jersey based developer. Contracts for sale of the properties are pending. While management is confident of a favorable resolution, it cannot ensure a successful outcome and therefore placed these loans on non-accrual status during the quarter ended December 31, 2006.

    The ratio of non-performing loans to total loans was 0.33% at March 31, 2007 compared with 0.11% at June 30, 2006. The allowance for loan losses as a percentage of non-performing loans was 59.92% at March 31, 2007 compared with 192.18% at June 30, 2006. At March 31, 2007 our allowance for loan losses as a percentage of total loans was 0.20% compared with 0.22% at June 30, 2006. Future increases in the allowance for loan losses may be necessary based on the growth and change in composition of our loan portfolio.

    Non-Interest Income
    Total non-interest income increased by $352,000 to $1.7 million for the three months ended March 31, 2007 from $1.4 million for the three months ended March 31, 2006. This was primarily due to income associated with our bank owned life insurance contract increasing by $264,000.

    Total non-interest income decreased by $2.9 million to $1.1 million for the nine months ended March 31, 2007 from $4.0 million for the nine months ended March 31, 2006. This decrease was largely the result of the $3.7 million loss on the sale of securities during the nine months ended March 31, 2007 compared to no losses on the sales of securities in the nine months ended March 31, 2006. This was partially offset by an $853,000 increase in the income associated with our bank owned life insurance contract.

    Non-Interest Expenses
    Total non-interest expenses increased by $2.2 million, or 13.3 %, to $19.1 million for the three months ended March 31, 2007 from $16.9 million for the three months ended March 31, 2006. This was primarily due to an increase in compensation and fringe benefits of $2.3 million, or 21.2%, to $13.0 million for the three months ended March 31, 2007. The increase in compensation and fringe benefits was attributed to the implementation of the 2006 Equity Incentive Plan, as approved by the shareholders at the annual meeting in October 2006, which resulted in $2.3 million in equity incentive plan expense being recorded during the three months ended March 31, 2007.

    Total non-interest expenses decreased by $15.6 million, or 22.3%, to $54.4 million for the nine months ended March 31, 2007 from $70.0 million for the nine months ended March 31, 2006. The decrease is primarily attributed to the $20.7 million contribution of cash and Company stock made to the Investors Savings Bank Charitable Foundation in the nine-month period ended March 31, 2006 as part of our initial public stock offering. This was partially offset by compensation and fringe benefits increasing by $4.3 million, or 13.9%, to $35.7 million for the nine months ended March 31, 2007, of which $3.4 million is attributed to the equity incentive plan expenses recorded during the nine months ended March 31, 2007. In addition, the increase also reflects staff additions in our commercial real estate and retail banking areas, as well as normal merit increases and increases in employee benefit costs. Professional fees also increased $353,000, or 29.8%, to $1.5 million for the nine months ended March 31, 2007 from $1.2 million for the nine months ended March 31, 2006. This increase is primarily attributed to additional professional fees associated with being a public company.

    Income Taxes
    Income tax expense was $1.0 million for the three months ended March 31, 2007, as compared to income tax expense of $4.0 million for the three months ended March 31, 2006. Our effective tax expense rate was 25.8% for the three months ended March 31, 2007, compared to an effective tax expense rate of 33.9% for the three months ended March 31, 2006.

    Income tax benefit was $8.2 million for the nine months ended March 31, 2007, as compared to income tax expense of $4.5 million for the nine months ended March 31, 2006. The tax benefit is attributable to the reversal, in the quarter ended December 31, 2006, of a substantial portion of the previously established deferred tax asset valuation allowance, as management determined that it is more likely than not that the deferred tax asset will be recognized.

    Balance Sheet Summary
    Total assets decreased by $12.9 million, or 0.24 %, to $5.48 billion at March 31, 2007 from $5.50 billion at June 30, 2006. This decrease was largely the result of a decrease in the securities portfolio partially offset by the increase in our loan portfolio.

    Securities, in the aggregate, decreased by $437.3 million, or 19.1%, to $1.85 billion at March 31, 2007, from $2.29 billion at June 30, 2006. During the quarter ended December 31, 2006 the Company sold approximately $187.7 million in bonds yielding 3.90%, representing 9% of the mortgage-backed securities portfolio, at a pretax loss of $3.7 million. The proceeds from the sale of these securities were used to reduce wholesale borrowings costing 5.35%. Additionally, the cash flows from our securities portfolio are being used to fund our loan growth. This is consistent with our strategic plan to change our mix of assets by reducing the size of our securities portfolio and increasing the size of our loan portfolio.

    Net loans, including loans held for sale, increased by $433.2 million, or 14.6%, to $3.39 billion at March 31, 2007 from $2.96 billion at June 30, 2006. This increase in loans reflects our continued focus on loan originations and purchases. The loans we originate and purchase are made primarily on properties in New Jersey. To a lesser degree, we originate and purchase loans in states contiguous to New Jersey as a way to geographically diversify our residential loan portfolio. We do not originate or purchase and our loan portfolio does not include any sub-prime loans or option ARMs.

    We originate residential mortgage loans directly and through our mortgage subsidiary, ISB Mortgage Co. During the nine months ended March 31, 2007 we originated $89.0 million in residential mortgage loans. In addition, we purchase mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the nine months ended March 31, 2007, we purchased loans totaling $335.2 million from these entities. We also purchase pools of mortgage loans in the secondary market on a "bulk purchase" basis from several well-established financial institutions. During the nine months ended March 31, 2007, we purchased loans totaling $163.8 million on a "bulk purchase" basis.

    Additionally, for the nine months ended March 31, 2007, we originated $25.6 million in multi-family and commercial real estate loans and $70.8 million in construction loans. This is consistent with our strategy of originating multi-family, commercial real estate and construction loans to diversify our loan portfolio.

    The Company's net deferred tax asset increased by $8.6 million to $36.8 million at March 31, 2007 from $28.2 million at June 30, 2006. This increase is primarily the result of the above-mentioned reversal of a substantial portion of the previously established deferred tax asset valuation allowance.

    Bank owned life insurance increased by $8.2 million from $78.9 million at June 30, 2006 to $87.1 million at March 31, 2007. This increase was primarily due to adoption of a new accounting principle related to bank owned life insurance. There was also an increase in accrued interest receivable of $2.8 million resulting from an increase in the yield on interest-earning assets and the timing of certain cash flows resulting from the change in the mix of our assets. The amount of stock we own in the Federal Home Loan Bank (FHLB) decreased by $12.6 million from $46.1 million at June 30, 2006 to $33.5 million at March 31, 2007 as a result of a decrease in our level of borrowings at March 31, 2007.

    Deposits increased by $282.1 million, or 8.5%, to $3.58 billion at March 31, 2007 from $3.30 billion at June 30, 2006. The increase was due primarily to a $255.2 million increase in certificates of deposits. Savings account deposits also increased by $69.0 million. This can be attributed to the introduction of a High Yield Savings product. This was partially offset by a $43.9 million decrease in money market account deposits.

    Borrowed funds decreased $255.0 million, or 20.5%, to $990.7 million at March 31, 2007 from $1.25 billion at June 30, 2006. This decrease in borrowed funds is the result of utilizing the proceeds from the securities sale and the increase in deposits to repay higher costing borrowed funds.

    Stockholders' equity decreased $36.0 million to $864.2 million at March 31, 2007 from $900.2 million at June 30, 2006. A number of significant transactions impacted our stockholders' equity: the repurchase of our common stock totaling $74.1 million; a $5.6 million increase in retained earnings due to the adoption of a new accounting principle related to bank owned life insurance; a decrease of $8.2 million in accumulated other comprehensive loss; and net income of $19.4 million for the nine months ended March 31, 2007.

    On September 25, 2006 the Company announced its first share repurchase program and authorized the repurchase of up to 10% of its publicly-held outstanding shares of common stock, or approximately 5.3 million shares, commencing October 12, 2006. During the nine month period ended March 31, 2007, the Company repurchased 4.9 million shares of its common stock at an average cost of $15.25 per share. Under the current share repurchase program, 461,000 shares remain available for repurchase. At its April 2007 meeting, the Board of Directors approved a second share repurchase program which authorizes the repurchase of an additional 10% of the Company's outstanding common stock. The newly approved stock repurchase program will commence immediately upon completion of the current program.

    Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and forty-six branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Somerset and Union Counties, New Jersey. For more information, please visit www.isbnj.com

    Forward Looking Statements
    Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

    The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.



                     INVESTORS BANCORP, INC. AND SUBSIDIARY
                           Consolidated Balance Sheets
                  March 31, 2007 (Unaudited) and June 30, 2006

                                              March 31,         June 30,
                                                2007             2006
                          Assets                   (In thousands)

Cash and cash equivalents                     $    24,751         39,824
Securities available-for-sale, at
 estimated fair value                             297,234        528,876
Securities held-to-maturity, net
 (estimated fair value of $1,527,779
 and $1,695,975 at March 31, 2007
 and June 30, 2006, respectively)               1,557,373      1,763,032
Loans receivable, net                           3,388,746      2,960,583
Loans held-for-sale                                 6,056            974
Stock in the Federal Home Loan Bank                33,524         46,125
Accrued interest receivable                        23,872         21,053
Office properties and equipment, net               27,201         27,911
Net deferred tax asset                             36,821         28,176
Bank owned life insurance contract                 87,096         78,903
Other assets                                        1,642          1,789
          Total assets                        $ 5,484,316      5,497,246

       Liabilities and Stockholders' Equity
Liabilities:
  Deposits                                    $ 3,584,109      3,302,043
  Borrowed funds                                  990,717      1,245,740
  Advance payments by borrowers for
   taxes and insurance                             16,026         15,337
  Other liabilities                                29,230         33,939
          Total liabilities                     4,620,082      4,597,059
Stockholders' equity:
  Preferred stock, $0.01 par value,
   500,000 authorized shares; none issued              --             --
  Common stock, $0.01 par value,
   200,000,000 shares authorized;
   116,275,688 issued; 113,086,352
   and 116,275,688 outstanding
   at March 31, 2007 and June 30,
   2006, respectively                                 532            532
  Additional paid-in capital                      503,511        524,962
  Unallocated common stock held by the
   employee stock ownership plan                  (39,350)       (40,414)
  Treasury stock, at cost; 3,189,336
   shares at March 31, 2007                       (48,349)            --
  Retained earnings                               450,850        426,233
  Accumulated other comprehensive loss:
    Net unrealized loss on securities
     available for sale, net of tax                (2,592)       (10,758)
    Minimum pension liability, net of tax            (368)          (368)
                                                   (2,960)       (11,126)
          Total stockholders' equity              864,234        900,187
          Total liabilities and
           stockholders' equity               $ 5,484,316      5,497,246

                     INVESTORS BANCORP, INC. AND SUBSIDIARY
                      Consolidated Statements of Operations
                                   (Unaudited)

                                For the Three Months    For the Nine Months
                                  Ended March 31,         Ended March 31,
                                 2007         2006         2007       2006
                              (Dollars in thousands, except per share data)

    Interest and dividend income:
      Loans receivable and
       loans held-for-sale        $45,868   33,177      131,906      89,554
      Securities:
        Government-sponsored
         enterprise obligations     1,339    1,341        4,017       5,505
        Mortgage-backed
         securities                18,286   23,878       60,988      74,542
        Equity securities
         available-for-sale           443      460        1,370       1,370
        Municipal bonds and
         other debt                 2,410    2,105        7,228       4,520
      Interest-bearing deposits       154      184          545       2,675
      Repurchase agreements             -        -            -         613
      Federal Home Loan Bank
       stock                          798      756        2,248       2,247
          Total interest and
           dividend income         69,298   61,901      208,302     181,026
    Interest expense:
      Deposits                     35,673   24,343      100,467      69,114
      Secured borrowings           11,995   10,187       42,744      32,246
          Total interest
           expense                 47,668   34,530      143,211     101,360
          Net interest income      21,630   27,371       65,091      79,666
    Provision for loan losses         200      200          525         400
          Net interest income
           after provision
           for loan losses         21,430   27,171       64,566      79,266
    Non-interest income:
      Fees and service charges        642      598        1,961       1,886
      Income on bank owned
       life insurance contract        910      646        2,629       1,776
      Gain on sales of
       mortgage loans, net            135       93           89         232
      Loss on securities
       transactions, net                -        -       (3,666)          -
      Other income                     23       21           65          67
          Total non-interest
           income                   1,710    1,358        1,078       3,961
    Non-interest expenses:
      Compensation and
       fringe benefits             12,962   10,696       35,663      31,323
      Advertising and
       promotional expense            767      666        2,525       1,752
      Office occupancy and
       equipment expense            2,469    2,528        7,407       7,797
      Federal insurance
       premiums                       108      141          326         359
      Stationery, printing,
       supplies and telephone         399      419        1,172       1,327
      Legal, audit,
       accounting, and
       supervisory
       examination fees               504      384        1,536       1,183
      Data processing
       service fees                 1,004      910        2,912       2,726
      Contribution to
       charitable foundation            -        -            -      20,651
      Other operating expenses        891    1,113        2,897       2,900
          Total non-interest
           expenses                19,104   16,857       54,438      70,018
          Income before income
           tax expense (benefit)    4,036   11,672       11,206      13,209
    Income tax expense (benefit)    1,042    3,960       (8,159)      4,475
          Net income              $ 2,994    7,712       19,365       8,734
    Earnings per share -
     basic and diluted            $  0.03   $ 0.07      $  0.17         n/a
    Weighted average shares
     outstanding
      Basic                   111,138,908  112,163,418  111,401,956      n/a
      Diluted                 111,218,374  112,163,418  111,406,925      n/a

                     INVESTORS BANCORP, INC. AND SUBSIDIARY
                      Average Balance Sheet and Yield/Rate
                    Information Three months ended March 31,
                                  2007 and 2006

                                                               For Three Months Ended
                                                                    March 31, 2007
                                                        Average
                                                      Outstanding    Interest      Average
                                                        Balance    Earned/Paid    Yield/Rate
                                                              (Dollars in thousands)
    Interest-earning assets:
   Due from banks                                     $   18,317   $      154       3.36%
   Securities available-for-sale                         318,611        3,643       4.57%
   Securities held-to-maturity                         1,573,901       18,835       4.79%
   Net loans                                           3,313,269       45,868       5.54%
   Stock in FHLB                                          35,541          798       8.98%
       Total interest-earning assets                   5,259,639       69,298       5.27%
Non-interest earning assets                              173,157
       Total assets                                   $5,432,796

Interest-bearing liabilities:
   Savings                                            $  275,530        1,306       1.90%
   Interest-bearing checking                             303,904        1,817       2.39%
   Money market accounts                                 174,671          856       1.96%
   Certificates of deposit                             2,711,528       31,694       4.68%
   Borrowed funds                                      1,003,698       11,995       4.78%
       Total interest-bearing liabilities              4,469,331       47,668       4.27%
Non-interest bearing liabilities                          83,284
       Total liabilities                               4,552,615

Stockholders' equity                                     880,181
       Total liabilities and
        stockholders' equity                          $5,432,796

Net interest income                                                $   21,630

Net interest rate spread                                                            1.00%

Net interest earning assets                           $  790,308

Net interest margin                                                                 1.64%

Ratio of interest-earning assets to
 total interest-bearing liabilities                         1.18 X

                                                 For Three Months Ended
                                                      March 31, 2006
                                          Average
                                        Outstanding   Interest     Average
                                          Balance    Earned/Paid  Yield/Rate
                                                 (Dollars in thousands)

    Interest-earning assets:
   Due from banks                      $   21,399   $      184      3.44%
   Securities available-for-sale          590,557        6,309      4.27%
   Securities held-to-maturity          1,855,879       21,475      4.63%
   Net loans                            2,526,027       33,177      5.25%
   Stock in FHLB                           54,265          756      5.57%
       Total interest-earning assets    5,048,127       61,901      4.90%
Non-interest earning assets               136,258
       Total assets                    $5,184,385

Interest-bearing liabilities:
   Savings                             $  242,607          500      0.82%
   Interest-bearing checking              310,379        1,562      2.01%
   Money market accounts                  234,939          770      1.31%
   Certificates of deposit              2,449,034       21,511      3.51%
   Borrowed funds                       1,000,433       10,187      4.07%
       Total interest-bearing
        liabilities                     4,237,392       34,530      3.26%
Non-interest bearing liabilities           62,264
       Total liabilities                4,299,656

Stockholders' equity                      884,729
       Total liabilities and
        stockholders' equity           $5,184,385

Net interest income                                 $   27,371

Net interest rate spread                                            1.64%

Net interest earning assets            $  810,735

Net interest margin                                                 2.17%

Ratio of interest-earning assets to
 total interest-bearing liabilities        1.19 X

                     INVESTORS BANCORP, INC. AND SUBSIDIARY
                      Average Balance Sheet and Yield/Rate
                     Information Nine months ended March 31,
                                  2007 and 2006

                                                 For Nine Months Ended
                                                     March 31, 2007
                                             Average
                                       Outstanding    Interest    Average
                                          Balance   Earned/Paid  Yield/Rate
                                                (Dollars in thousands)
    Interest-earning assets:
   Due from banks                      $   20,346    $      545      3.57%
   Repurchase agreements                        0             0        --
   Securities available-for-sale          441,337        14,541      4.39%
   Securities held-to-maturity          1,650,542        59,062      4.77%
   Net loans                            3,204,120       131,906      5.49%
   Stock in FHLB                           42,903         2,248      6.99%
       Total interest-earning assets    5,359,248       208,302      5.18%
Non-interest earning assets               159,065
       Total assets                    $5,518,313

Interest-bearing liabilities:
   Savings                             $  247,467    $    2,740      1.48%
   Interest-bearing checking              303,209         5,452      2.40%
   Money market accounts                  189,401         2,658      1.87%
   Certificates of deposit              2,633,313        89,617      4.54%
   Borrowed funds                       1,165,815        42,744      4.89%
       Total interest-bearing
        liabilities                     4,539,205       143,211      4.21%
Non-interest bearing liabilities           83,321
       Total liabilities                4,622,526

Stockholders' equity                      895,787
       Total liabilities and
        stockholders' equity           $5,518,313

Net interest income                                  $   65,091

Net interest rate spread                                             0.97%

Net interest earning assets            $  820,043

Net interest margin                                                  1.62%

Ratio of interest-earning assets to
 total interest-bearing liabilities          1.18 X

                                                  For Nine Months Ended
                                                      March 31, 2006
                                         Average
                                       Outstanding     Interest     Average
                                         Balance     Earned/Paid  Yield/Rate
                                               (Dollars in thousands)
    Interest-earning assets:
   Due from banks                      $  103,433   $    2,675      3.45%
   Repurchase agreements                   21,849          613      3.74%
   Securities available-for-sale          624,285       19,809      4.23%
   Securities held-to-maturity          1,974,576       66,129      4.47%
   Net loans                            2,310,207       89,553      5.17%
   Stock in FHLB                           56,909        2,247      5.26%
       Total interest-earning assets    5,091,259      181,026      4.74%
Non-interest earning assets               135,903
       Total assets                    $5,227,162

Interest-bearing liabilities:
   Savings                             $  363,670        2,335      0.86%
   Interest-bearing checking              301,786        4,206      1.86%
   Money market accounts                  269,985        2,697      1.33%
   Certificates of deposit              2,418,144       59,876      3.30%
   Borrowed funds                       1,108,272       32,246      3.88%
       Total interest-bearing
        liabilities                     4,461,857      101,360      3.03%
Non-interest bearing liabilities           60,610
       Total liabilities                4,522,467

Stockholders' equity                      704,695
       Total liabilities and
        stockholders' equity           $5,227,162

Net interest income                                 $   79,666

Net interest rate spread                                            1.71%

Net interest earning assets            $  629,402

Net interest margin                                                 2.09%

Ratio of interest-earning assets to
 total interest-bearing liabilities          1.14 X

                     INVESTORS BANCORP, INC. AND SUBSIDIARY
                           Selected Performance Ratios

                                                  For the Three Months Ended
                                                            March 31,
                                                     2007              2006

    Return on average assets                         0.22%             0.60%
    Return on average equity                         1.36%             3.49%
    Interest rate spread                             1.00%             1.64%
    Net interest margin                              1.64%             2.17%
    Efficiency ratio                                81.85%            58.68%
    Non-interest expense to average total assets     1.41%             1.30%
    Average interest-earning assets to
     average interest-bearing liabilities            1.18              1.19


                                                   For the Nine Months Ended
                                                            March 31,
                                                     2007              2006

    Return on average assets                         0.47%             0.22%
    Return on average equity                         2.88%             1.65%
    Interest rate spread                             0.97%             1.71%
    Net interest margin                              1.62%             2.09%
    Efficiency ratio                                82.27%            83.73%
    Non-interest expense to average total assets     1.32%             1.79%
    Average interest-earning assets to
     average interest-bearing liabilities            1.18              1.14

                     INVESTORS BANCORP, INC. AND SUBSIDIARY
                    Selected Financial Ratios and Other Data

                                                  At or For the Period Ended
                                                   March 31,          June 30,
                                                     2007              2006

    Asset Quality Ratios:
    Non-performing assets as a percent of
 total assets                                         0.20%            0.06%
Non-performing loans as a percent of
 total loans                                          0.33%            0.11%
Allowance for loan losses as a
 percent of total loans                               0.20%            0.22%
Allowance for loan losses as a
 percent of non-performing loans                     59.92%          192.18%


Capital Ratios:
Total risk-based capital (to risk
 weighted assets)(1)                                 25.89%           26.48%
Tier 1 risk-based capital (to risk
 weighted assets)(1)                                 25.64%           26.23%
Tier 1 leverage (core) capital (to
 adjusted tangible assets)(1)                        12.58%           12.25%
Equity to total assets (period end)                  15.76%           16.38%
Tangible capital (to tangible assets)                15.74%           16.36%
Book value per common share                     $     7.92       $     8.02

Other Data:
Number of full service offices                          46               46
Full time equivalent employees                         483              473

    (1) Ratios are for Investors Savings Bank and do not include capital retained at the holding company level.


SOURCE  Investors Bancorp, Inc.
    -0-                             04/26/2007
    /CONTACT: Domenick Cama ISBC, +1-973-924-5105, or dcama@isbnj.com / /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.isbnj.com /